PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors: The Ruth Group Nick Laudico/Zack Kubow (646) 536-7030/7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com Media: The Ruth Group Jason Rando (646) 536-7025 jrando@theruthgroup.com

Symmetry Medical Board of Directors Appoints Thomas J. Sullivan President and Chief Executive Officer

Brian Moore Remains as President of Business Development

Warsaw, Indiana, January 10, 2011 – Symmetry Medical Inc. (NYSE: SMA), a leading independent provider of products to the global orthopaedic device industry and other medical markets, announced today that its Board of Directors has appointed Thomas J. Sullivan as President and Chief Executive Officer, effective January 17, 2011.

Brian S. Moore, Symmetry’s current President and Chief Executive Officer, will remain with the Company as President of Business Development.  Mr. Moore will also continue as a member of the Symmetry Board of Directors and will be available to assist the executive team in a smooth transition. Mr. Moore will remain with Symmetry through June 2012, with the option to extend the agreement upon mutual consent.

Craig B. Reynolds, Chairman of the Board of Directors, said, “The Board, as part of its responsibility to ensure a smooth leadership transition, initiated a succession process several months ago.   We were most fortunate to attract Tom and found his industry and operational experience to be a perfect fit.  We are excited to welcome Tom to the Symmetry Medical team at this important juncture in the Company’s growth and development. He has a strong mix of relevant leadership experience across a broad range of healthcare disciplines and is well versed in the largest segment of Symmetry’s business, orthopaedics.”

Mr. Reynolds added, “On behalf of the Board of the Directors and the entire management team, I would like to thank Brian Moore for his service as Symmetry’s President and Chief Executive Officer over the past seven and a half years. Under Brian’s leadership, the Company successfully completed its IPO and secondary offerings, which provided capital to acquire and successfully integrate several businesses that contributed to significant revenue growth and a more diversified revenue mix. Brian will continue to contribute to the business and we appreciate his commitment to work closely with the Company to ensure a smooth transition.”

Mr. Sullivan was previously the President of the Supply Chain & Business Process division of Johnson & Johnson Health Care Systems, Inc. In this role, he led the global supply chain competency center for the Medical Device & Diagnostics Group as well as the commercial and government contracting processes for the Johnson & Johnson Family of Companies’ U. S. health care customers.  He also led the Johnson & Johnson Supply Chain Customer Experience Team accountable for all customer facing logistics services across the Medical Device & Diagnostics, Pharmaceutical, and Consumer Groups worldwide.

Prior to this position, Mr. Sullivan served in several other senior leadership roles for Johnson & Johnson, including President of DePuy Orthopaedics, Inc. from 2005 to 2007, and President of Johnson & Johnson Medical Products Canada from 2002 to 2005. Mr. Sullivan began his career in operations at Johnson & Johnson in 1990. Prior to Johnson & Johnson, Mr. Sullivan spent five years at Verizon. Mr. Sullivan holds a Bachelor of Science in Applied Mathematics and Computer Science from the University of Pittsburgh and an MBA in Strategic Management and Information Technology from The Wharton School, University of Pennsylvania.

Mr. Sullivan commented, “During my time working in medical devices, I developed an appreciation for Symmetry Medical’s position in the industry and the value of its Total Solutions® offering. I believe that there is a tremendous opportunity to continue to build upon the Company’s position as the leading provider to the orthopaedics industry and to grow this business across multiple medical device segments.  Under Brian’s leadership, the Company has done an excellent job to position itself for success based on the current market conditions and I am excited to bring a new perspective to the growth strategy and operational execution.”

Mr. Moore said, “I would like to thank all of Symmetry’s employees and the Board of Directors, with whom I have worked closely since 2003. Together we have achieved major accomplishments in growth and diversification.   I am pleased to remain with the Company and am committed to supporting a smooth and seamless transition.”

Separately, the Company will hold an investor meeting in conjunction with the American Academy of Orthopedic Surgeons 2011 Annual Meeting (AAOS) to be held in San Diego from February 15 – 19, 2011, and will send a separate notification of venue and time.

About Symmetry Medical Inc.
Symmetry Medical Inc. is a leading independent provider of implants and related instruments and cases to the orthopaedic device industry. The Company also designs, develops and produces these products for companies in other segments of the medical device market, including arthroscopy, dental, laparoscopy, osteobiologic and endoscopy sectors and provides limited specialized products and services to non-healthcare markets, such as the aerospace market.

Forward-Looking Statements
Statements in the press release regarding Symmetry Medical Inc.'s business, which are not historical facts, may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "will," "should," "expect," "believe," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations. Certain factors that could cause actual results to differ include: the loss of one or more customers; the development of new products or product innovations by our competitors; product liability; changes in management; changes in conditions effecting the economy, orthopaedic device manufacturers or the medical device industry generally; and changes in government regulation of medical devices and third-party reimbursement practices. We refer you to the "Risk Factors" and "Forward Looking Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

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